Exhibit 99.1

Intrexon Announces Fourth Quarter and Full Year 2014 Financial Results

Quarterly Net Income of $18.8M or $0.19/share on 335% Revenue Growth

FY2014 Adjusted EBITDA Positive, Achieving Key Management Goal

Germantown, MD, March 2, 2015 – Intrexon Corporation (NYSE: XON), a leader in synthetic biology, today announced its fourth quarter and full year results for 2014.

Business Highlights and Recent Developments:

•	Acquired ActoGeniX, a European clinical stage biopharmaceutical company forging a new frontier in cellular therapeutics and other innovative products. Its proprietary TopAct™ platform enables the molecular engineering of food-grade microbes (Lactococcus lactis) to generate biologically-contained ActoBiotics™ for in situ expression and secretion of proteins, peptides and metabolites in the gastrointestinal tract of humans and other animals.

•	Announced exclusive licensing agreement with The University of Texas MD Anderson Cancer Center for chimeric antigen receptor (CAR), T Cell Receptor (TCR) and natural killer (NK) cell programs and associated technologies for the development of non-viral adoptive cellular therapies in conjunction with ZIOPHARM Oncology. The collaboration will implement next-generation therapies based on designer cytokines and CARs under control of RheoSwitch® technology targeting both hematologic and solid tumor malignancies. The combined technology synergies are expected to accelerate a promising synthetic immunology pipeline in 2015 and beyond.

•	Acquired the remaining stake in Exemplar Genetics, a company committed to enabling the study of life-threatening human diseases, which has developed a broad pipeline of transgenic swine models for research and development of heart disease, cancer, cystic fibrosis, cardiac arrhythmia, neuromuscular and neurodegenerative disorders.

•	Announced the execution of a definitive agreement to acquire Okanagan Specialty Fruits (OSF), the pioneering agricultural company behind the Arctic® apple. Expected to close in the first half of 2015, the acquisition will expand Intrexon’s food programs to include trees yielding fruit that is more appetizing and convenient for consumers while providing economic benefit throughout the tree fruit supply chain.

•	Launched platform in bovine genetics to accelerate efficiency in food and protein production through acquisition of Trans Ova Genetics, L.C. (“Trans Ova”), an industry-leading provider of bovine reproductive technologies and the largest producer and supplier of bovine embryos in North America.

•	Expanded Exclusive Channel Collaborations (ECCs) in the Health Sector, including ECCs with Amneal Pharmaceuticals LLC and Sanofi Chimie to develop consistent, scalable, and cost-effective production processes for targeted active pharmaceutical ingredients utilizing Intrexon’s novel microbial-based expression platforms, and with Histogenics for the generation of allogeneic chondrocyte cell therapeutics to repair damaged articular hyaline cartilage in humans.

•	In collaboration with Fibrocell Science, announced plans to file an investigational new drug application with the U.S. Food and Drug Administration in the first half of 2015 for GM-HDF-COL7 (genetically-modified human dermal fibroblast expressing collagen VII), the drug candidate for the treatment of recessive dystrophic epidermolysis bullosa, a debilitating skin disorder.

•	In collaboration with ZIOPHARM Oncology, presented clinical results from the Ad-RTS-hIL-12 + veledimex studies in patients with advanced breast cancer and melanoma demonstrating local and systemic IL-12-mediated anti-cancer activity, as well as safety through control of both immune- and IL-12-mediated toxicity with use of the RheoSwitch Therapeutic System® gene switch.

•	Established first partnered endeavor in the Energy Sector with Intrexon Energy Partners, a joint venture established to optimize and scale-up Intrexon’s proprietary gas-to-liquid bioconversion platform utilizing natural gas as its feedstock for the production of higher value fuels and lubricants. The platform’s first commercial target is isobutanol for gasoline blending, and it also achieved bioconversion of methane to farnesene during the year.

•	Expanded operations in Europe with the acquisition of state-of-the-art laboratory operations and a seasoned scientific team in Budapest, Hungary, increasing Intrexon’s bioproduction capabilities and capacity, as well as strengthening Intrexon’s ability to service the European and Asian markets.

Fourth Quarter Financial Highlights:

•	Total revenues of $31.1 million, an increase of over 335% over the fourth quarter of 2013;

•	Net income of $18.8 million attributable to Intrexon, or $0.19 per basic share;

•	Adjusted EBITDA of $(5.5) million, or $(0.06) per basic share; and

•	Cash consideration received for research and development services covered 53% of cash operating expenses (exclusive of operating expenses of consolidated subsidiaries).

Full Year Financial Highlights:

•	Total revenues of $72.0 million, an increase of 203% over the year ended December 31, 2013;

•	Net loss of $81.8 million, including noncash charges of $44.3 million, attributable to Intrexon, or $(0.83) per basic share;

•	Adjusted EBITDA of $3.2 million, or $0.03 per basic share; and

•	Total consideration received for technology access fees and reimbursement of research and development expenses covered 111% of cash operating expenses (exclusive of operating expenses of consolidated subsidiaries).

“Intrexon was designed to be a technology-based company with a management science discipline in order to provide the capital efficiency, growth and financial returns that will enable its progression into a top-tier company,” commented Randal J. Kirk, Chairman and Chief Executive Officer of Intrexon. “Reviewing our performance over 2014, our first full year as a public company, we find plenty of reasons for satisfaction and encouragement. Our most important management objectives were achieved while we did a lot of spade work to prepare for higher growth ahead. Perhaps our most encouraging external experiences during the period, however, relate to the timeliness of our technologies and the acceleration of the appreciation around the world of the need for and promise of the engineering of biology to solve many of mankind’s most significant challenges in the health, food, energy, environmental and consumer sectors.”

Mr. Kirk continued, “Looking ahead, we are very excited about our near term prospects and have much higher goals for 2015. In Health, we expect to see new major alliances formed, while we believe that our existing ECC partners will be in the clinic with up to ten novel therapeutic candidates. In Food, we anticipate continued growth of our base business with projected product and service revenues exceeding $100M, while we sign new ECCs and execute on some attractive acquisitions. We expect that our program in Energy, which is based on our continuing work on the engineering of the methanotroph to provide for the upgrading of natural gas to higher value hydrocarbons, will show tangible progress both technically and otherwise. Finally, our relatively newer efforts in the Environment and Consumer Sectors should become contributors to our enterprise. At this stage in our growth, we fully appreciate the amplified effect of each additional level of achievement as well as the increasing synergies that exist among our platforms, teams and even among our partners. This realization inspires us to ever greater levels of performance on behalf of our shareholders.”

Fourth Quarter 2014 Financial Results Compared to Prior Year Period

Total revenues were $31.1 million for the quarter ended December 31, 2014 compared to $7.1 million for the quarter ended December 31, 2013, an increase of $24.0 million, or 335%. Collaboration revenues increased $6.0 million due to (i) the recognition of deferred revenue for upfront payments related to collaborations or expansions thereof signed by us in 2014, (ii) the recognition of research and development services performed by us pursuant to these new collaborations, and (iii) increased research and development services performed by us for collaborations in effect prior to 2014 as a result of the progression of current programs and initiation of new programs with the collaborations. Product revenue includes $6.5 million from the sale of pregnant cows, live calves and the sale of livestock used in production by Trans Ova. Service revenue totaling $8.6 million relates to the provision of in vitro fertilization and embryo transfer services by Trans Ova.

Total operating expenses were $50.1 million for the quarter ended December 31, 2014 compared to $24.9 million for the quarter ended December 31, 2013, an increase of $25.2 million, or 101%. Total operating expenses for 2014 include $12.5 million of products and services costs which primarily consist of employee compensation costs, livestock, feed, drug supplies and facility charges related to the production of such products and services. Research and development expenses were $17.6 million for the quarter ended December 31, 2014 compared to $12.6 million for the quarter ended December 31, 2013, an increase of $5.0 million, or 40%. Salaries, benefits and other personnel costs increased $2.8 million due to (i) increases in research and development headcount to support new collaborations and (ii) stock-based compensation expenses for stock options granted to research and development employees in March 2014. Lab supplies and consultants increased $1.4 million as a result of the increased level of research and development services provided to our collaborators. Selling, general and administrative expenses were $19.8 million for the quarter ended December 31, 2014 compared to $12.3 million for the quarter ended December 31, 2013, an increase of $7.5 million, or 61%. Salaries, benefits and other personnel costs increased $6.5 million due to (i) our hiring of additional employees needed to operate as a public company, (ii) the inclusion of Trans Ova employees in 2014, and (iii) stock-based compensation expenses for stock options granted to general and administrative employees in March 2014.

Year-to-Date 2014 Financial Results Compared to Prior Year Period

Total revenues were $72.0 million for the year ended December 31, 2014 compared to $23.8 million for the year ended December 31, 2013, an increase of $48.2 million, or 203%. Collaboration revenues increased $21.7 million due to (i) the recognition of deferred revenue for upfront payments related to collaborations or expansions thereof signed by us in 2014, (ii) the recognition of research and development services performed by us pursuant to these new collaborations, and (iii) increased research and development services performed by us for collaborations in effect prior to 2014 as a result of the progression of current programs and initiation of new programs with the collaborations. Product revenue includes $10.3 million from the sale of pregnant cows, live calves and the sale of livestock used in production by Trans Ova. Service revenue totaling $11.7 million relates to the provision of in vitro fertilization and embryo transfer services by Trans Ova.

Total operating expenses were $141.9 million for the year ended December 31, 2014 compared to $81.8 million for the year ended December 31, 2013, an increase of $60.1 million, or 73%. Total operating expenses for 2014 include $18.9 million of products and services costs which primarily consist of employee compensation costs, livestock, feed, drug supplies and facility charges related to the production of such products and services. Research and development expenses were $59.0 million for the year ended December 31, 2014 compared to $48.1 million for the year ended December 31, 2013, an increase of $10.9 million, or 23%. Salaries, benefits and other personnel costs increased $6.5 million due to (i) increases in research and development headcount to support new collaborations, (ii) stock-based compensation expenses for stock options granted to research and development employees in March 2014, and (iii) the inclusion of a full year of compensation costs for AquaBounty employees in 2014 compared to approximately nine and one half months in 2013. Lab supplies and consultants increased $4.0 million as a result of the increased level of research and development services provided to our collaborators. Depreciation and amortization increased $1.1 million as a result of equipment purchased to support the increase in collaborations and the amortization of intangibles arising from the acquisition of Trans Ova. These increases were partially offset by a $1.2 million decrease in third party in-license fees due to the termination of an exclusive licensing agreement in May 2014. Selling, general and administrative expenses were $63.6 million for the year ended December 31, 2014 compared to $33.6 million for the year ended December 31, 2013, an increase of $30.0 million or 89%. Salaries, benefits and other personnel costs increased $20.0 million due to (i) our hiring additional employees needed to operate as a public company, (ii) the inclusion of Trans Ova employees since the date of acquisition, (iii) stock-based compensation expenses for stock options granted to general and administrative employees in March 2014, and (iv) the inclusion of a full year of costs for AquaBounty employees in 2014 compared to nine and one half months in 2013. Stock-based compensation expenses for options granted to our non-employee directors increased $1.9 million due to changes in our director compensation plan which we adopted in conjunction with our transition to a public company. Legal and professional expenses increased $4.4 million primarily due to costs associated with merger and acquisition and other business development activities, the formation of our joint venture with Intrexon Energy Partners, and legal costs incurred by AquaBounty and Trans Ova.

Conference Call and Webcast

The Company will host a conference call on March 2, 2015, at 5:30PM ET to discuss the fourth quarter and full year 2014 financial results and provide a general business update. The conference call may be accessed by dialing 1-888-346-3959 (Domestic US) and 1-412-902-4262 (International) and asking to join the “Intrexon Conference Call.” Participants may also access the live webcast through Intrexon’s website in the Investors section under Calendar of Events.

About Intrexon Corporation

Intrexon Corporation (NYSE: XON) is a leader in synthetic biology focused on collaborating with companies in Health, Food, Energy, Environment, and Consumer sectors to create biologically-based products that improve the quality of life and the health of the planet. Through the Company’s proprietary UltraVector® platform and integrated technology suite, Intrexon provides its partners with industrial-scale design and development of complex biological systems delivering unprecedented control, quality, function, and performance of living cells. We call our synthetic biology approach Better DNA®, and we invite you to discover more at www.dna.com.

Non-GAAP Financial Measures

This press release presents Adjusted EBITDA and Pro Forma Adjusted EBITDA earnings per share, which are non-GAAP financial measures within the meaning of applicable rules and regulations of the Securities and Exchange Commission (SEC). For a reconciliation of Adjusted EBITDA to net loss attributable to Intrexon in accordance with generally accepted accounting principles and for a discussion of the reasons why the company believes that these non-GAAP financial measures provide information that is useful to investors see the tables below under “Reconciliation of GAAP to Non-GAAP Measures.” Such information is provided as additional information, not as an alternative to Intrexon’s consolidated financial statements presented in accordance with GAAP, and is intended to enhance an overall understanding of the Company’s current financial performance.

Trademarks

Intrexon, UltraVector, LEAP and Better DNA are trademarks of Intrexon and/or its affiliates. Other names may be trademarks of their respective owners.

Safe Harbor Statement

Some of the statements made in this press release are forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe harbor Provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon Intrexon’s current expectations and projections about future events and generally relate to Intrexon’s plans, objectives and expectations for the development of Intrexon’s business. Although management believes that the plans and objectives reflected in or suggested by these forward-looking statements are reasonable, all forward-looking statements involve risks and uncertainties and actual future results may be materially different from the plans, objectives and expectations expressed in this press release. These risks and uncertainties include, but are not limited to, (i) Intrexon’s current and future ECCs and joint ventures; (ii) Intrexon’s ability to successfully enter new markets or develop additional products, whether with its collaborators or independently; (iii) actual or anticipated variations in Intrexon’s operating results; (iv) actual or anticipated fluctuations in Intrexon’s competitors’ or its collaborators’ operating results or changes in their respective growth rates; (v) Intrexon’s cash position; (vi) market conditions in Intrexon’s industry; (vii) Intrexon’s ability, and the ability of its collaborators, to protect Intrexon’s intellectual property and other proprietary rights and technologies; (viii) Intrexon’s ability, and the ability of its collaborators, to adapt to changes in laws or regulations and policies; (ix) the rate and degree of market acceptance of any products developed by a collaborator under an ECC or through a joint venture; (x) Intrexon’s ability to retain and recruit key personnel; (xi) Intrexon’s expectations related to the use of proceeds from its public offerings and other financing efforts; (xii) Intrexon’s estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and (xiii) Intrexon’s expectations relating to its subsidiaries and other affiliates. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Intrexon’s actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Intrexon’s Annual Report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in Intrexon’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Intrexon undertakes no duty to update this information unless required by law.

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For more information regarding Intrexon Corporation, contact:

Investor Contact:

Christopher Basta

Vice President, Investor Relations

Tel: +1 (561) 410-7052

Investors@intrexon.com

Corporate Contact:

Marie Rossi, Ph.D.

Senior Manager, Technical Communications

Tel: +1 (301) 556-9850

publicrelations@intrexon.com

Intrexon Corporation and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands)	December 31, 2014	December 31, 2013
Assets
Current assets
Cash and cash equivalents	$27,466	$49,509
Short-term investments	88,495	127,980
Receivables
Trade, net	14,582	790
Related parties	12,622	5,285
Note	1,501	—
Other	559	1,282
Inventory	25,789	—
Prepaid expenses and other	3,759	2,710

Total current assets	174,773	187,556
Long-term investments	27,113	60,581
Equity securities	164,889	141,525
Property, plant and equipment, net	38,000	16,629
Intangible assets, net	65,947	41,956
Goodwill	101,059	13,823
Investments in affiliates	3,220	6,284
Other assets	1,271	1,118

Total assets	$576,272	$469,472

Liabilities and Total Equity

Current liabilities
Accounts payable	$6,267	$1,057
Accrued compensation and benefits	7,736	5,157
Other accrued liabilities	5,731	4,217
Deferred revenue	16,522	7,793
Lines of credit	2,273	—
Current portion of long term debt	1,675	—
Current portion of deferred consideration	7,064	—
Related party payables	214	1,605

Total current liabilities	47,482	19,829
Long term debt, net of current portion	8,694	1,653
Deferred consideration, net of current portion	13,421	—
Deferred revenue, net of current portion	96,687	65,778
Other long term liabilities	699	869

Total liabilities	166,983	88,129

Commitments and contingencies
Total equity
Common stock	—	—
Additional paid-in capital	843,001	743,084
Accumulated deficit	(458,236)	(376,414)
Accumulated other comprehensive income (loss)	(4)	52

Total Intrexon shareholders’ equity	384,761	366,722
Noncontrolling interests	24,528	14,621

Total equity	409,289	381,343

Total liabilities and total equity	$576,272	$469,472

Intrexon Corporation and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except share and per share data)	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013

Revenues
Collaboration revenues	$12,955	$6,959	$45,212	$23,525
Product revenues	7,357	164	11,481	164
Service revenues	10,500	—	14,761	—
Other revenues	280	20	476	71

Total revenues	31,092	7,143	71,930	23,760

Operating Expenses
Cost of products	6,725	22	11,035	22
Cost of services	5,909	—	8,225	—
Research and development	17,640	12,549	58,983	48,143
Selling, general and administrative	19,779	12,298	63,649	33,618

Total operating expenses	50,053	24,869	141,892	81,783

Operating loss	(18,961)	(17,726)	(69,962)	(58,023)

Other Income (Expense)
Unrealized appreciation (depreciation) in fair value of equity securities	38,475	4,739	(10,469)	10,443
Gain on previously held equity investment	—	—	—	7,415
Interest expense	(357)	(110)	(666)	(141)
Interest income	406	108	806	166
Other income (expense), net	(7)	187	(168)	(162)

Total other income (expense)	38,517	4,924	(10,497)	17,721
Equity in net loss of affiliates	(1,750)	(216)	(5,260)	(606)

Income (loss) before tax	17,806	(13,018)	(85,719)	(40,908)
Income tax benefit	126	—	103	—

Net income (loss)	$17,932	$(13,018)	$(85,616)	$(40,908)
Net loss attributable to the noncontrolling interests	899	814	3,794	1,928

Net income (loss) attributable to Intrexon	$18,831	$(12,204)	$(81,822)	$(38,980)

Accretion of dividends on redeemable convertible preferred stock	—	—	—	(18,391)
Net income (loss) attributable to common shareholders	$18,831	$(12,204)	$(81,822)	$(57,371)
Net income (loss) attributable to common shareholders per share, basic	$0.19	$(0.13)	$(0.83)	$(1.40)
Net income (loss) attributable to common shareholders per share, diluted	$0.18	$(0.13)	$(0.83)	$(1.40)
Weighted average shares outstanding, basic	100,532,948	97,022,461	99,170,653	40,951,952
Weighted average shares outstanding, diluted	102,071,329	97,022,461	99,170,653	40,951,952

Intrexon Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(Unaudited)

Adjusted EBITDA. To supplement Intrexon’s financial information presented in accordance with U.S. generally accepted accounting principles (“GAAP”), Intrexon presents Adjusted EBITDA. A reconciliation of Adjusted EBITDA to Intrexon’s net income or loss attributable to Intrexon under GAAP appears below. Adjusted EBITDA is a non-GAAP financial measure that Intrexon calculates as net income or loss attributable to Intrexon adjusted for income tax expense or benefit, interest expense, depreciation and amortization, stock-based compensation, contribution of services by shareholder, unrealized appreciation or depreciation in the fair value of equity securities, gain on previously held equity investment, equity in net loss of affiliate and the change in deferred revenue related to upfront and milestone payments. Adjusted EBITDA is a key metric for Intrexon’s management and Board of Directors for evaluating the Company’s financial and operating performance, generating future operating plans and making strategic decisions about the allocation of capital. Management and the Board of Directors believe that adjusted EBITDA is useful to understand the long-term performance of Intrexon’s core business and facilitates comparisons of the Company’s operating results over multiple reporting periods. Intrexon is providing this information to investors and others to assist them in understanding and evaluating the Company’s operating results in the same manner as its management and board of directors. While Intrexon believes that this non-GAAP financial measure is useful in evaluating its business, and may be of use to investors, this information should be considered as supplemental in nature and is not meant as a substitute for the related financial information prepared in accordance with GAAP. In addition, this non-GAAP financial measure may not be the same as non-GAAP financial measures presented by other companies. Adjusted EBITDA is not a measure of financial performance under GAAP, and is not intended to represent cash flows from operations under GAAP and should not be used as an alternative to net income or loss as an indicator of operating performance or to represent cash flows from operating, investing or financing activities as a measure of liquidity. Intrexon compensates for the limitations of Adjusted EBITDA by using it only to supplement the Company’s GAAP results to provide a more complete understanding of the factors and trends affecting the Company’s business. Adjusted EBITDA has its limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of Intrexon’s results as reported under GAAP.

In addition to the reasons stated above, which are generally applicable to each of the items Intrexon excludes from its non-GAAP financial measure, Intrexon believes it is appropriate to exclude certain items for the following reasons:

•	Interest expense may be subject to changes in interest rates which are beyond Intrexon’s control;

•	Depreciation of Intrexon’s property and equipment and amortization of acquired identifiable intangibles can be affected by the timing and magnitude of business combinations and capital asset purchases;

•	Stock-based compensation expense is a noncash expense and may vary significantly based on the timing, size and nature of awards granted and also because the value is determined using formulas which incorporate variables, such as market volatility;

•	Contribution of services by shareholder is a noncash expense which Intrexon excludes in evaluating its financial and operating performance;

•	Unrealized appreciation or depreciation in the fair value of securities which Intrexon holds in its collaborators may be significantly impacted by market volatility and other factors which are outside of the Company’s control in the short term and Intrexon intends to hold these securities over the long term;

•	Equity in net loss of affiliate reflects Intrexon’s proportionate share of the income or loss of entities over which the Company has significant influence, but not control, and accounts for using the equity method of accounting. Gain on previously held equity investment occurred as a result of a step acquisition of AquaBounty Technologies, Inc. which was completed in the first quarter of 2013 which resulted in a controlling interest by Intrexon and the consolidation of the investment. Intrexon believes excluding the impact of such losses or gains on these types of strategic investments from its operating results is important to facilitate comparisons between periods; and

•

GAAP requires Intrexon to account for its collaborations as multiple-element arrangements. As a result, the Company defers certain collaboration revenues because certain of its performance obligations cannot be separated and must be accounted for as one unit of accounting. The collaboration revenues that Intrexon so defers arise from upfront and milestone payments received from the Company’s collaborators, which Intrexon recognizes over the future performance period even though the Company’s right to such consideration is neither contingent on the results of Intrexon’s future performance nor refundable in the event of nonperformance. In order to evaluate Intrexon’s operating performance, its management adjusts for the impact of the change in deferred revenue for these upfront and milestone payments in order to include them as a part of adjusted EBITDA when the transaction is initially recorded. The adjustment for the change in deferred revenue removes the noncash revenue recognized during the period and includes the cash and stock received from collaborators for upfront and milestone payments during the period. Intrexon believes that adjusting for the impact of the change in deferred revenue in this manner is important since it permits the Company to make quarterly and annual comparisons of the Company’s ability to consummate new collaborations or to achieve significant milestones with existing collaborators. Further, Intrexon believes it is useful when evaluating its financial and operating performance, generating future operating plans and making strategic decisions about the allocation of capital.

Pro forma adjusted EBITDA per share. Intrexon’s calculations for pro forma adjusted EBITDA per share, basic and diluted, assumes, as of the end of the respective period, the conversion of all outstanding shares of Intrexon’s redeemable convertible preferred stock plus all cumulative dividends payable thereon into shares of common stock as if such conversion had occurred as of the later of (i) the beginning of the period or (ii) the issuance date of those shares. Because all of Intrexon’s shares of redeemable convertible preferred stock and all accrued and cumulative dividends thereon automatically converted into common shares upon the closing of the Company’s initial public offering on August 13, 2013, Intrexon believes that the inclusion of such shares on an as-converted basis results in a useful metric for its investors, analysts and others when evaluating Intrexon’s results on a comparable basis with other periods. While Intrexon’s management and board of directors believe that this non-GAAP per share metric is useful in evaluating the Company’s past adjusted EBITDA results, and may be of use to investors, analysts and others, this information should be considered supplemental in nature and is not meant as a substitute for the per share information prepared in accordance with GAAP. In addition, this non-GAAP per share metric may not be the same as non-GAAP per share metrics presented by other companies. Pro forma adjusted EBITDA per share is not a measure of financial performance under GAAP, and is not intended to represent cash flows per share from operations under GAAP and should not be used as an alternative to net income or loss per share as an indicator of operating performance or to represent cash flows from operating, investing or financing activities as a measure of liquidity. Intrexon compensates for the limitations of pro forma adjusted EBITDA per share by using it only to supplement the Company’s GAAP results to provide a more complete understanding of the factors and trends affecting the Company’s business. Pro forma adjusted EBITDA per share has its limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of Intrexon’s results as reported under GAAP.

The following table presents a reconciliation of net income (loss) attributable to Intrexon to EBITDA and also to adjusted EBITDA for each of the periods indicated:

	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013
	(In thousands)
Net income (loss) attributable to Intrexon	$18,831	$(12,204)	$(81,822)	$(38,980)
Interest expense	334	61	592	91
Income tax benefit	(126)	—	(103)	—
Depreciation and amortization	3,411	1,713	10,092	7,134

EBITDA	$22,450	$(10,430)	$(71,241)	$(31,755)
Stock-based compensation expense	6,949	1,043	21,719	2,871
Contribution of services by shareholder	506	387	1,991	1,550
Unrealized (appreciation) depreciation in fair value of equity securities	(38,475)	(4,739)	10,469	(10,443)
Gain on previously held equity investment	—	—	—	(7,415)
Equity in net loss of affiliates	1,750	216	5,260	606
Impact of change in deferred revenue related to upfront and milestone payments	1,285	6,361	35,021	20,848

Adjusted EBITDA	$(5,535)	$(7,162)	$3,219	$(23,738)

The following table presents the calculation of pro forma adjusted EBITDA per share, basic and diluted, for each of the periods indicated:

	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013
	(In thousands, except share and per share data)
Pro forma adjusted EBITDA per share:
Numerator:
Adjusted EBITDA	$(5,535)	$(7,162)	$3,219	$(23,738)

Denominator (1):
Pro forma weighted average common shares used in computing pro forma adjusted EBITDA per share, basic	100,532,948	97,022,461	99,170,653	87,086,651
Pro forma weighted average common shares used in computing pro forma adjusted EBITDA per share, diluted	100,532,948	97,022,461	100,824,094	87,086,651
Pro forma adjusted EBITDA per share, basic	$(0.06)	$(0.07)	$0.03	$(0.27)
Pro forma adjusted EBITDA per share, diluted	$(0.06)	$(0.07)	$0.03	$(0.27)

(1)	Pro forma adjusted EBITDA per share, basic and diluted have been calculated for the three months ended and year ended December 31, 2013 after giving effect to (i) the conversion of 112,906,464 shares of Intrexon’s preferred stock outstanding on January 1, 2013 into 64,517,977 shares of common stock upon the completion of its initial public offering; (ii) the issuance of 19,047,619 shares of Series F preferred stock issued between January 1, 2013 and April 30, 2013 and the conversion of those shares into 10,884,353 shares of Intrexon’s common stock upon the completion of its initial public offering; and (iii) upon the completion of Intrexon’s initial public offering the conversion of aggregate cumulative dividends on the Company’s preferred stock of $68.8 million into 4,302,800 shares of its common stock at the initial public offering price of $16.00 per share.